Exhibit 4.5.10

BUSINESS PLEDGE AGREEMENT

by and between

HERTZ BELGIUM NV

as Pledgor

and

BNP PARIBAS S.A.

as Pledgee

Dated 21 December 2005

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2

1.1 DEFINITIONS		2
1.2 INTERPRETATION AND CONSTRUCTION		3

2.	PLEDGE	4

3.	THE BUSINESS	4

4.	RECORDING AND NOTIFICATION	5

5.	REPRESENTATIONS AND WARRANTIES	5

5.1	REPRESENTATIONS AND WARRANTIES OF THE PLEDGOR	5
5.2	REPETITIONS OF REPRESENTATIONS AND WARRANTIES OF THE	6

6.	UNDERTAKINGS OF THE PLEDGOR	6

6.1	CONDUCT OF BUSINESS	6
6.2	NO IMPAIRMENT	6
6.3	OTHER UNDERTAKINGS	6

7.	PRESERVATION OF SECURITY	7

8.	CONTINUING SECURITY AND OTHER MATTERS	7

8.1	CONTINUING SECURITY	7
8.2	ADDITIONAL RIGHTS	7
8.3	NO SUBROGATION	7

9.	ENFORCEMENT	8

10.	APPLICATION OF PROCEEDS	8

11.	DISCHARGE	8

12.	MISCELLANEOUS	9

12.1	NOTICES	10
12.2	COSTS	10
12.3	DELEGATION OF POWERS	10
12.4	NO IMPLIED WAIVER	10
12.5	AMENDMENTS	11
12.6	SEVERABILITY	11
12.7	ENTIRE AGREEMENT	11
12.8	BENEFIT OF THIS AGREEMENT	11
12.9	ASSIGNMENT	11
12.10	FURTHER ASSURANCES	12
12.11	GOVERNING LAW	12
12.12	JURISDICTION	12

1

SCHEDULES:

Schedule A:	Borderel
Schedule B:	Bordereau
Schedule C:	Location of the Business

2

BUSINESS PLEDGE AGREEMENT

THIS BUSINESS PLEDGE AGREEMENT is dated 21 December 2005 and made by and between:

(1)                     HERTZ BELGIUM NV, a société anonyme organised under the laws of Belgium, having its registered office at Excelsiorlaan 20, 1930 Zaventem, Belgium, and recorded with the register of legal entities (Brussels) under company number 0401.678.879, represented for the purposes of this Agreement by Aad Monster in his/her capacity as General Manager,

hereinafter referred to as the “Pledgor”,

and:

(2)                     BNP PARIBAS S.A., a société anonyme organised under the laws of France and authorised as a credit institution, having its registered office at 75009 Paris, 24, boulevard des Italiens, and registered with the Registre du Commerce et des Sociétés de Paris under company number 662.042.449, acting in its own name for and on behalf of the Beneficiaries as Security Agent;

hereinafter referred to as the “Pledgee”,

WHEREAS

(A)       The Pledgor, among others, has been granted facilities in accordance with the Senior Bridge Facilities Agreement (as defined below).

(B)       Pursuant to Clause 3.1 of the Senior Bridge Facilities Agreement and Clause 12 of Part 1 of Schedule 4 attached thereto, it is a condition to the Banks making and continuing to make facilities available under the Senior Bridge Facilities Agreement that the Pledgor enters into this Pledge Agreement in order to secure payment of the Secured Liabilities.

(C)       The Pledgor has agreed to enter into this Pledge in favour of the Finance Parties in respect of the Business, as security for the Pledgor’s obligations towards the Finance Parties in connection with the Finance Documents.

(D)       Pursuant to Clause 34 of the Senior Bridge Facilities Agreement, it has been agreed that the benefit of this Pledge shall be held by the Pledgee on behalf of itself and the Finance Parties and its and their respective successors, assignees and transferees.

NOW THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS :

1.         DEFINITIONS AND INTERPRETATION

1.1       DEFINITIONS

a)         Capitalised terms used in this Agreement, including the introductory paragraph and the preliminary statements hereto, shall carry the meanings specified in the Senior Bridge Facilities Agreement, except where the context indicates otherwise or when defined herein.

b)         The following terms shall have the following meanings:

Agreement	means the present business pledge agreement.

Beneficiaries	means the Finance Parties represented by the Security Agent.

Business	has the meaning given to it in Clause 3 of this Agreement.

Enforcement Event

means an Event of Default, as defined in the Senior Bridge Facilities Agreement, which is continuing and has not been waived under the Senior Bridge Facilities Agreement and which has resulted in the Facility Agent serving a notice under Clause 23.16 (a) of the Senior Bridge Facilities Agreement.

Lien	means, any charge, encumbrance, pledge, lien (including “privilege / voorrecht”), security interest, attachment or similar restriction of any kind in respect of the Business.

Party	means any party to this Agreement.

Pledge	means the first priority pledge (“gage de premier rang”/”eersterangs pand”) over its Business, created by or pursuant to this Agreement.

Receivables and Bank Account Pledge Agreement	means a receivables and bank account pledge agreement dated 21 December 2005 entered into by and between each Party to this Agreement

Secured Liabilities

means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor to the Finance Parties and the Security Agent (including the Hedging Banks) (or any of them) under the Finance Documents (or any of them).

Senior Bridge Facilities Agreement

means a senior bridge facilities agreement dated 21 December 2005 entered into between Hertz International, Ltd, as Parent, Hertz Europe Limited, as Coordinator, BNP Paribas S.A. and The Royal Bank of Scotland plc, as Mandated Lead Arrangers, Calyon S.A., as Co-Arranger, BNP Paribas S.A., The Royal Bank of Scotland plc and Calyon S.A., as Joint Bookrunners, the financial institutions named therein, as Banks, BNP Paribas S.A., as Global Coordinator, BNP Paribas S.A. as the Security Agent and the Facility Agent, the Original Borrowers and the Original Guarantors named therein.

1.2       Interpretation and construction

a)         In this Agreement, unless the contrary intention appears, a reference to

(i)         a provision of law is a reference to that provision as amended or re-enacted;

(ii)        a person includes its successors, transferees and assigns;

(iii)       any document, agreement or other instrument is a reference to that document, agreement or other instrument as from time to time amended, modified, restated, novated, varied or supplemented;

(iv)       a Clause or a Schedule is a reference to a clause or a schedule of this Agreement; and

(v)        words denoting the plural shall include the singular and vice versa and words denoting one gender shall include another gender.

b)         No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision or because that Party is relying on that particular provision.

c)         English language words used in this Agreement intend to describe Belgian legal concepts only and the consequences of the use of those words in English law or any other foreign law shall be disregarded.

d)         This Agreement has been drawn up in English and in Dutch. In the event of any discrepancy between the English text of this Agreement and the Dutch text, the English language version shall prevail.

e)         Any Belgian legal concept referred to in this Agreement shall, in respect of any jurisdiction other than Belgium, be deemed to include such concepts as in that jurisdiction most closely approximate the Belgian legal concept.

f)          The words “include”, “included” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered.

g)         Any Schedule and Annex referred to in this Agreement forms an integral part of this Agreement and any reference to this Agreement shall include a reference to the Schedules and Annexes. In the event of any inconsistency or contradiction between the body of this Agreement and any of the Schedules or Annexes, the provisions of the former shall take preference.

h)         The titles and headings in this Agreement or any agreement resulting therefrom or relating thereto are inserted for convenience and reference only and shall in no way affect the meaning, construction or interpretation of any provision thereof.

2.         PLEDGE

In order to secure the Secured Liabilities, the Pledgor hereby grants to the Pledgee on behalf of the Beneficiaries a first ranking pledge (“gage de premier rang”/”pand in eerste rang”) over its Business, in accordance with the Belgian Law of 25 October 1919, as amended (the “Law”) and the Pledgee hereby accepts such pledge for the following amounts:

(a)              in respect of principal and other amounts due (other than as covered by (b) below), including in particular interest, expenses disbursements, reinvestment, broken funding, early termination or other remedies, penalties, fees or commissions: EUR 30,904,113.03;

(b)              three years of interest calculated at the rate of 18%, or such other rate as may be agreed between the parties, in accordance with article 87 of the Belgian mortgage law: pro mémoire.

3.         THE BUSINESS

The Business being pledged hereunder is the business of the Pledgor, being the business of owning, operating, leasing and renting vehicles, operated by the Pledgor at the locations set out in Schedule C and/or any other place where the Pledgor may now or in the future operate such business in Belgium, currently registered with the Crossroadsbank for Enterprises under no. RPM 0401.678.879. The parties declare that they regard such Business, irrespective of the number of places in which it may now or in the future be operated in Belgium, as constituting one single fonds de commerce/handelszaak.

The Business is comprised of all constitutive parts thereof, including without limitation the car fleet, the clientele, goodwill, the company name, the commercial names and signs, the commercial organisation, trade and service marks, patents and all other intellectual property rights, know-how whether the subject of exclusive rights or not, all rights under leases, licences and other contracts, all records, materials, machines, equipment, furniture and vehicles, all items of stock whether located in the premises of the Pledgor or in the hands of third parties (subject as the case may be to statutory limitations), all shareholdings and participations, all cash, receivables, negotiable instruments and securities, all assets on accounts with financial institutions, all items of movable property deemed immovable by destination, all additions, replacements and improvements, and all such items as may qualify lawfully form part of a fonds de commerce/handelszaak for purposes of the Law. The Business shall include all of the assets set forth in this Clause currently owned by the Pledgor as well as such assets that will be acquired later.

4.         RECORDING AND NOTIFICATION

The creation of the right of pledge is effected by the fact that the parties hereto sign this Agreement, and by the subsequent registration of this Agreement with the competent tax administration and mortgage registry office. Without prejudice to the unicity of the Business, the registration with the competent tax administration and mortgage registry office will be made as for the following amounts:

•      for the Business operated at Lemonnierlaan 8, 1000 Brussels (branch number 2.142.544.116);

•      for the Business operated at Eurostation - South, 1060 Brussels (branch number 2.142.544.215);

•      for the Business operated at Arrival Hall, 1930 Zaventem (branch number 2.143.734.444);

•      for the Business operated at Excelsiorlaan 20, 1930 Zaventem (branch number 2.144.122.246);

TOTAL: EUR 27,813,701.727

•      for the Business operated at Boulevard d’Avroy 60, 4000 Liège (branch number 2.142.544.017): EUR 3,090,411.303.

The Pledgor and the Pledgee irrevocably appoint Benoît Feron and/or Frédéric Heremans and/or Chan Park and/or Valérie De Cook (NautaDutilh, Chaussée de la Hulpe, 177/6, B-1170 Brussels) as their attorneys-in-fact, each with power to act alone and with power of substitution, for the purpose of registering this Agreement with the competent tax administration and mortgage registry office up to a principal amount EUR 30,904,113.03. For the purposes of registration, the Pledgee elects domicile at:

•      for the Business operated at (i) Lemonnierlaan 8, 1000 Brussels; (ii) Eurostation - South, 1060 Brussels; (iii) Arrival Hall, 1930 Zaventem and (iv) Excelsiorlaan 20, 1930 Zaventem: with Roland De Meerleer at 1000 Brussels, Rue de Namur 51;

•      for the Business operated at Boulevard d’Avroy 60, 4000 Liège: with Marc Evrard at 4000 Liège, Boulevard d’Avroy 160/9.

5.         REPRESENTATIONS AND WARRANTIES

5.1       Representations and warranties of the Pledgor

The Pledgor represents and warrants for the benefit of the Pledgee as follows:

(i)            at the date of this Agreement, it does not conduct any business and has no place of business in Belgium, other than as mentioned under Clause 3 above; and

(ii)           the Pledgor has good and marketable title to the Business, including the assets described under Clause 3 of this Agreement, and that such assets are currently in its possession, free and clear of all claims, liens, security interests, seizures, encumbrances, retention rights and other restrictions which might affect the value and the use of such assets, except for the pledge created hereunder or to the extent permitted under the Finance Documents.

(iii)          there is no fact known to the Pledgor which materially adversely affects, or which is reasonably likely in the future to materially adversely affect the Business, its assets or the financial situation of the Pledgor.

5.2       Repetitions of representations and warranties of the Pledgor

The representations and warranties of the Pledgor in Clause 5.1 (ii) shall be deemed repeated so that they remain accurate at all times until the security interests granted hereunder are released in accordance with Clause 13 hereof.

6.         UNDERTAKINGS OF THE PLEDGOR

6.1       Conduct of Business

The Pledgor shall conduct its Business in the ordinary course of business, consistent with the Finance Documents.

6.2       No impairment

In general and unless permitted under the Finance Documents, the Pledgor shall not take any action which would materially impair the security granted hereunder.

6.3       Other undertakings

In addition, the Pledgor shall:

(a)   notify the Pledgee in advance of any transfer, opening or closure of any place in which it operates its Business in Belgium;

(b)   procure that it is and remains at all times duly registered in the appropriate corporate registry for each of the places in which it operates its Business in Belgium from time to time, and shall forthwith upon making any new registration in Belgium supply the Pledgee with a copy of the registration certificates;

(c)   provide the Pledgee upon reasonable request with all information and documents with respect to the Pledgor’s business operations which the Pledgee, in its reasonable opinion, deems necessary in connection with the performance of this Agreement; and

(d)   promptly execute and deliver all such further instruments and documents and take such further action as the Pledgee may from time to time reasonably request to perfect and protect the Pledgee’s security interests in the pledged Business. In particular, in the event that an additional registration with the competent tax administration and mortgage registry office is to be made in case the Business is operated in another judicial district in Belgium as the one mentioned in Clause 3 hereof, the Pledgor undertakes upon the reasonable request of the Pledgee to execute any document and do whatever is necessary in order to perfect such additional registration.

7.         PRESERVATION OF SECURITY

The parties agree that in the event of an assignment, transfer, subrogation or novation of all or any of the rights and obligations under the Finance Documents, the Pledgee shall preserve all of its rights with respect to the Business, so that the security created by this pledge shall be automatically transferred to the assignee or transferee or, as the case may be, remain with the Pledgee.

8.         CONTINUING SECURITY AND OTHER MATTERS

8.1       Continuing security

This Pledge shall constitute continuing security in accordance with Article 24.3 of the Senior Bridge Facilities Agreement.

8.2       Additional rights

All the rights of the Pledgee hereunder shall be in addition to any other right vested in the Pledgee. The Pledgor waives any right it may have of first requiring the Pledgee to proceed against or claim payment from any other party or enforce any guarantee or security before enforcing the pledge constituted hereunder.

8.3       No subrogation

Until the security created by this Agreement is released in accordance with Clause 11, the Pledgor shall not by virtue of any payment made, security realised or moneys received hereunder for or on account of the liability of any other party:

(a)        be subrogated to any rights, security or moneys held, received or receivable by the Pledgee or be entitled to any right of contribution or indemnity; or

(b)        claim, rank, prove or vote as a creditor of any party or its estate in competition with the Pledgee’s rights created under this Agreement; or

(c)        receive, claim or have the benefit of all payment, distribution or security from or on account of any party, or exercise any right of set-off as against such other party in competition with the Pledgee’s rights created under this Agreement.

9.         ENFORCEMENT

At any time on or after an Enforcement Event has occurred:

(a)              the Pledgee may request authorisation from the court to enforce the pledge hereby created, pursuant to the Law; and

(b)              the Pledgee may exercise all rights and remedies it possesses, and may act generally in relation to the pledged Business in such manner as it shall reasonably determine but always in accordance with the terms of this Agreement, the terms of the Finance Documents and applicable law.

10.       APPLICATION OF PROCEEDS

All moneys received by the Pledgee under or pursuant to this Agreement shall be applied in accordance with the Intercreditor Deed.

11.       DISCHARGE

The Security Agent shall release the Pledge if any of the following events occur :

a)                            Upon (a) the Secured Liabilities being discharged in full and none of the Finance Parties being under any further actual or contingent obligations to make advances or provide other financial accommodations to the Pledgor or any other person under any of the Finance Documents, or (b) the Pledgor ceasing to be both a Borrower and a Guarantor subject to, and in accordance with, the Senior Bridge Facilities Agreement, the Security Agent shall, at the request and cost of the Parent, release and cancel the Pledge and procure the reassignment to the Pledgor of the assets assigned or charged pursuant to the Agreement.

b)                            In connection with (a) any Permitted Disposal of any property that is subject to the Pledge, (b) any sale or other disposition of any Pledged Assets otherwise permitted by any Finance Document that is subject to the Pledge, (c) any sale or other disposition of any Pledged Asset where the

Facility Agent or the Security Agent has consented to the disposal pursuant to any Finance Document, Take-Out Financing, (d) any sale or any other disposition of any property pursuant to a merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback permitted by any Finance Document to the extent necessary to ensure such merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback take place or (e) the creation of any Encumbrance permitted by paragraph (x) of the definition of Permitted Encumbrances, the Security Agent shall, at the request and cost of the Parent, release and cancel the Pledge and procure the reassignment to the Pledgor of the Pledged Assets pursuant to this Agreement, provided that, to the extent that the disposal of the Pledged Assets is a Permitted Disposal or a sale or disposition otherwise permitted by the Senior Bridge Facilities Agreement, the Pledged Assets shall be declared to be automatically released from the Pledge with effect from the day of such disposal and the Security Agent and the Facility Agent shall each do all such acts which are reasonably requested by the Parent in order to release the Pledged Assets.

12.       RANKING

The security created pursuant to this Agreement shall rank behind the security created by Receivables and Bank Account Pledge Agreement. To the extent therefore that any receivables fall within the scope of both this Agreement and the Receivables and Bank Account Agreement, the proceeds in case of enforcement shall just be allocated to the Receivables and Bank Account Pledge Agreement and subsequently towards the amount secured by this Agreement.

13.       POWER OF ATTORNEY

13.1    Appointment

The Pledgor hereby irrevocably appoints the Pledgee as its attorney (with full power of substitution) for the purposes of, on its behalf and in its name or otherwise, at such time and in such manner as the attorney thinks fit upon the occurrence of an Enforcement Event in accordance with the Senior Bridge Facilities Agreement:

a)         doing anything which the Pledgor is obliged to do (but has not done) under this Agreement and/or the Senior Bridge Facilities Agreement; and

b)         exercising any of the rights conferred on the Pledgor in relation to the Business, under this Agreement and/or the Senior Bridge Facilities Agreement or any applicable law, provided that such exercising does not violate the corporate interest of the Pledgor.

13.2    Ratification

The Pledgor agrees to ratify and confirm whatever any such attorney shall reasonably do in the exercise or purported exercise of the power of attorney granted by it in Clause 13.1, provided that such action by the Pledgee does not violate the corporate interest of the Pledgor.

14.       MISCELLANEOUS

14.1    Notices

All notices or other communications under or in connection with this Agreement shall be given in accordance with the provisions of Clause 42 of the Senior Bridge Facilities Agreement.

14.2    Costs and expenses

The costs relating to the registration of this Agreement with the competent tax administration and mortgage registry office shall be borne by the Pledgor.

All other costs (including costs with respect to the preparation, negotiation, signing and costs in relation to a syndication of the the Senior Bridge Facilities Agreement) shall be allocated in accordance with Clause 27.1 and 27.2 of the Senior Bridge Facilities Agreement.

14.3    Delegation of powers

The Pledgee shall be entitled, at any time and as often as may be expedient, to delegate all or any of the powers and discretion vested in it by this Agreement in such manner, upon such terms and to such person as the Pledgee in its absolute discretion may think fit.

14.4    No implied waiver

a)         Nothing shall be construed as a waiver under this Agreement unless a document to that effect has been signed by the Parties or notice to that effect has been given.

b)         No failure or delay by the Pledgee to exercise any right, power or remedy under this Agreement shall operate as a waiver thereof.

14.5    Amendments

Except as otherwise provided in this Agreement, no amendment to this Agreement shall have any force or effect unless it is in writing and signed by or on behalf of all Parties having obtained the requisite approval, if any, in accordance with the provisions of the Senior Bridge Facilities Agreement.

14.6    Severability

a)         Each of the provisions of this Agreement is several and distinct from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

b)         In case of any such illegality, invalidity or unenforceability, the Parties shall negotiate in good faith with a view to agree on the replacement of such provision by a provision which is legal, valid and enforceable and which is to the extent practicable in accordance with the intents and purposes of this Agreement and which in its economic effect comes as close as practicable to the provision being replaced.

14.7    Entire agreement

This Agreement contains the entire agreement between the Parties hereto relating to the matters provided herein and supersedes all prior agreements and understandings between the Parties other than the Senior Bridge Facilities Agreement, whether oral or written, regarding the subject matter hereof.

14.8    Benefit of this Agreement

This Agreement shall be binding on, and inure for the benefit of, the Parties and their respective successors.

14.9    Assignment

The Pledgor may not assign or transfer, in full or part, this Agreement or any of its rights, interests or obligations hereunder without the prior consent in writing of the Pledgee.

14.10 Further assurances

In connection with this Agreement and all transactions contemplated hereby, each Party hereto shall execute and deliver all such additional documents and instruments, and perform such additional acts, as any other Party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby. All approvals and consents of any Party hereunder shall be in writing.

14.11 Governing law

This Agreement shall be governed by and construed in accordance with the laws of Belgium.

14.12 Jurisdiction

a)         Any dispute arsing out of or in connection with this Agreement, that the Parties are unable to settle amicably, shall be submitted to the exclusive jurisdiction of the competent court in Brussels (Belgium).

b)         The submission to the jurisdiction of the Brussels courts referred to in paragraph (a) above shall not limit the right of the Pledgee to initiate proceedings in any other court which may otherwise have jurisdiction.

(signature page follows)

Executed in                                             on 21 December 2005 in two (2) originals, each Party acknowledging the receipt of one original.

HERTZ BELGIUM NV

as Pledgor

By:	/s/ Aad Monster	By:

Name: Aad Monster		Name:
Title: General Manager		Title:

BNP PARIBAS S.A.

as Pledgee

By:	/s/ Charles Egly	By:

Name: Charles Egly		Name:
Title: Authorized signatory		Title: